UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 24, 2015 (November 23, 2015)

Fortress Investment Group LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-33294	20-5837959
(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 798-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

In connection with the previously announced separation, described in more detail below, on November 24, 2015, Fortress Operating Entity I LP, FOE II (New) LP and Principal Holdings I LP (collectively, the “Purchasers”), each a subsidiary of Fortress Investment Group LLC (“Fortress”), entered into a Purchase Agreement (the “Purchase Agreement”) with Michael Novogratz, a principal, officer and director of Fortress, and certain trusts controlled by Mr. Novogratz (together with Mr. Novogratz, the “Sellers”).

The Purchase Agreement, among other things, provides for the sale by the Sellers, and the purchase by the Purchasers, of 56,817,035 Class B shares of Fortress and 56,817,035 Class B common units of each of the Purchasers, for an aggregate purchase price of $255.7 million (or $4.50 per unit), of which $100.0 million is payable in cash at closing and $155.7 million is payable in the form of promissory notes, the principal amount of which shall mature based on the following schedule: one-half of the principal amount on November 24, 2016 and the remainder on November 24, 2017.

The parties have made customary representations, warranties and covenants to each other in the Purchase Agreement. The transaction closed on November 24, 2015.

Credit Agreement Amendment

On November 23, 2015, in connection with the separation described in Item 5.02 below, FIG LLC, certain subsidiaries and affiliates of FIG LLC, the lenders party thereto and Bank of America, N.A., as administrative agent, entered into a Consent and Waiver Agreement (the “Waiver”) relating to the Credit Agreement, dated as of February 26, 2013 (as amended, the “Credit Agreement”), among FIG LLC, as borrower, certain subsidiaries and affiliates of FIG LLC, as guarantors, Bank of America, N.A., as administrative agent and L/C issuer, and the other parties thereto, as lenders. Pursuant to the Waiver, among other things, the required lenders under the Credit Agreement consented to the consummation of the transactions contemplated by the Purchase Agreement and certain related transactions.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information set forth under the caption “Purchase Agreement” in Item 1.01 is incorporated by reference into this Item 2.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 24, 2015, FIG LLC, a subsidiary of Fortress, entered into a Separation and Release Agreement (the “Separation Agreement”) with Mr. Novogratz. Pursuant to the Separation Agreement, Mr. Novogratz agreed to resign from all positions he held with FIG LLC and its subsidiaries and their affiliates, including as a director of Fortress, and to retire from his employment, each effective January 4, 2016. The Separation Agreement contains a mutual general release of any claims Mr. Novogratz may have against FIG LLC, its subsidiaries and their affiliates, and any claims FIG LLC, its subsidiaries and their affiliates may have against Mr. Novogratz, and a waiver of fees on certain investments that Mr. Novogratz has made in investment vehicles managed by affiliates of Fortress. The Separation Agreement also incorporates certain provisions of Mr. Novogratz’s employment agreement with FIG LLC, dated as of August 4, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTRESS INVESTMENT GROUP LLC

(Registrant)

By:	/s/ David N. Brooks
David N. Brooks
General Counsel

Date: November 24, 2015